EXHIBIT 23


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-77348 of Merix Corporation on Form S-8 (containing a Reoffer Prospectus on Form S-3) of our report dated June 25, 1998 (June 30, 1998 regarding stock option repricing, see Note 4), appearing in this Annual Report on Form 10-K of Merix Corporation for the year ended May 30, 1998.


DELOITTE & TOUCHE LLP

Portland, Oregon
August 3, 1998